Exhibit 99.1

For more information contact:
James J. Byrnes, Chairman & CEO
James W. Fulmer, President
Francis M. Fetsko, CFO
Tompkins Trustco, Inc. 607.273.3210

For Immediate Release
July 24, 2002

ITHACA, NY - Tompkins Trustco, Inc. Board approves stock repurchase Plan

             Tompkins Trustco, Inc. announced today that its Board of Directors has authorized the repurchase of up to 400,000 shares of the Company’s outstanding common stock. Purchases may be made on the open market or in privately negotiated transactions, over the next 24 months. This share repurchase program replaces a program that was previously approved by the Company’s Board of Directors in August 2000, which was set to expire in August of 2002. Over the life of the program approved in 2000, the Company repurchased 278,943 shares. James J. Byrnes, Chairman and Chief Executive Officer, commented, “We believe that the repurchase of our stock represents a good investment opportunity for the Company and will provide long term benefit to the Company and its shareholders.”

             Tompkins Trustco, Inc. is the parent company for Tompkins Trust Company, The Bank of Castile, and Mahopac National Bank. The Company operates 32 banking offices in the New York State markets served by the Company’s subsidiary banks and offers insurance services through its Tompkins Insurance Agencies, Inc. subsidiary, an independent agency serving individuals and business clients throughout western New York. Each Tompkins subsidiary operates with a community focus, meeting the needs of the unique communities served.

"Safe Harbor" Statement under the Private Securities Litigation Reform of 1995:

             This press release may include forward-looking statements with respect to revenue sources, growth, market risk, and corporate objectives. The Company assumes no duty, and specifically disclaims any obligation, to update forward-looking statements, and cautions that these statements are subject to numerous assumptions, risk, and uncertainties, all of which could change over time. Actual results could differ materially from forward-looking statements.